Exhibit 16.1

February 28, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentleman:

We have read Item 4.01 of Form 8-K/A dated November 11, 2011 of QEP Resources, Inc. and are in agreement with the statements contained in paragraphs 2, 3, 4, 5 and 6 on page 2, therein.  We have no basis to agree or disagree with other statements of the registrant contained therein.

 /s/ Ernst & Young LLP